Exhibit 10.38

CHANGE OF CONTROL AGREEMENT

155 E Tropicana LLC, Dba Hooters Casino Hotel (THE COMPANY) and Kim Tyler (KT) hereby amend the previous agreement dated October 27th, 2004 regarding the employment relationship between THE COMPANY and KT.

KT is currently employed by THE COMPANY as Senior Vice President Food and Beverage Operations of the Hooters Casino Hotel at the current annual salary of $162,750, which may be adjusted by THE COMPANY in its sole discretion. As such, KT is an at-will employee of THE COMPANY and may be terminated at any time for any reason by THE COMPANY, subject only to the terms in the October 27th, 2004 agreement. However in the event of a change of control of THE COMPANY, as defined below, the following provisions apply:

Change of Control

For purposes of this agreement, a change of control occurs upon the successful sale of the majority of the current membership interests in 155 to Nth Advisory Group, and the current Management Board no longer has majority control of 155, as contemplated by the Revised Letter of Intent executed on March 14th 2007 by 155, HG Casino Management Inc., EW Common LLC and Nth Advisory Group LLC, and any subsequent Purchase and Sale Agreement that may be executed between those parties. This agreement is void unless a change of control occurs by April 30th, 2008.

As of the date of a change of control, this agreement supersedes the previous agreement dated October 27th, 2004, which will be rendered null and void. If KT is employed by THE COMPANY at the time of a change in control, KT will be entitled to a change of control bonus equal to ½ of his then current annual salary. In addition, in the event KT is terminated without cause by THE COMPANY or its successors and assigns within 6 months after such change of control, he will be entitled to an additional amount equal to 6 months salary less any amounts (exclusive of the change of control bonus) paid to him by THE COMPANY from the change in control up to the time of termination. In no event will the total amount paid to KT exceed 12 months salary at the rate in effect as of the date of change of control.

If KT resigns at any time, is terminated for any reason prior to a change of control, or is terminated for cause after a change of control, he is not entitled to any compensation under this agreement.

For Cause Termination

THE COMPANY may terminate this agreement and all of its obligations hereunder upon occurrence of any of the following events:  (a) KT’s material breach of this Agreement; (b) KT’s failure or inability to perform his duties within the expectations of THE COMPANY; (c) KT’s conviction of a felony or any other crime involving moral turpitude or dishonesty which, in the good faith opinion of THE COMPANY, would impair KT’s ability to perform his duties or the business reputation of THE COMPANY;

CHANGE OF CONTROL AGREEMENT

(d) KT’s failure or refusal to comply with the policies of THE COMPANY, standards or regulations; (e) KT’s unauthorized disclosure of trade secrets and/or other confidential business information of THE COMPANY; (f) KT’s breach of his duty of loyalty; (g) KT’s act of fraud, misrepresentation, theft or embezzlement or the misappropriation of assets of THE COMPANY; or (h) KT’s failure to secure and/or maintain his required licenses by government agencies with jurisdiction over the business of THE COMPANY.

Kim Tyler		155 East Tropicana LLC

By:	/s/ Kim Tyler	By:	/s/ Gary A. Gregg

Dated:	March 23, 2007	It’s:	Chief Operating Officer

		Dated:	March 23, 2007